EXHIBIT 5.1

                                October 28, 1996

Westmark Group Holdings, Inc.
355 N.E. Fifth Avenue
Delray Beach, Florida  33483

         Re:   Westmark Group Holdings, Inc.
               Registration Statement on Form S-8

Gentlemen:

         We have represented Westmark Group Holdings, Inc., a Delaware corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 22,000 shares ("Shares") of the Company's common stock, par value $.001 per share ("Common Stock") pursuant to the terms of the Amended Consulting Services Agreement of Harry Coolidge. dated October 9, 1996 ("Plan"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

         We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          BREWER & PRITCHARD